Exhibit 5

                                BINGHAM DANA LLP
                                 150 FEDERAL ST
                        BOSTON, MASSACHUSETTS 02110-1726

                                 August 14, 2000

LeCroy Corporation
700 Chestnut Ridge Road
Chestnut Ridge, New York 10977

Ladies and Gentlemen:

         We have acted as counsel for LeCroy Corporation, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 100,000 shares of the Company's Common Stock, par value $.01 per share (the "Shares"), pursuant to a Registration Statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission on August 14, 2000, all of which Shares will be issued pursuant to the terms of the Agreement and Plan of Merger and Reorganization, dated as of July 14, 2000 (the "Merger Agreement"), among the Company, LeCroy Merger Corporation, a Delaware corporation, Lightspeed Electronics, Inc., a New York corporation, Robert Miller and Mickey Miller (solely for purposes of Sections 8 and 9.2A thereof).

         As such counsel, we have reviewed the corporate proceedings of the Company with respect to the authorization of the issuance of the Shares. We have also examined and relied upon originals or copies of such corporate records, instruments, agreements or other documents of the Company, and certificates of officers of the Company as to certain factual matters, and have made such investigation of law and have discussed with officers and representatives of the Company such questions of fact, as we have deemed necessary or appropriate to enable us to express the opinions rendered hereby.

         In our examination, we have assumed the genuineness of all signatures, the conformity to originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing a document.

         We have also assumed that the Shares will be issued and delivered in accordance with the terms of the Merger Agreement. As to all matters of fact, we have relied entirely upon the determinations, representations and statements of the Company; and we have assumed, without independent inquiry, the accuracy of all such determinations, representations and statements.

         This opinion is limited solely to the Delaware General Corporation Law as applied by courts located in Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.

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         Based upon and subject to the foregoing, we are of the opinion that the shares are validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Certain Legal Matters" in the Prospectus included in the Registration Statement.

                                                     Very truly yours,

                                                     /s/ BINGHAM DANA LLP